Exhibit 99.4

深圳市福田区金田路安联大厦B座11层

11/F, Tower B, Anlian Plaza, Jintian Rd., Shenzhen 518026 P.R.China

电话/Tel: +86-755-88286488 传真/Fax: +86-755-88286499

www.dehenglaw.com

February 5, 2018

FARMMI, INC.

No. 307, Tianning Industrial Area

Lishui, Zhejiang Province

People’s Republic of China

Re: Legal Opinion on Certain PRC Legal Matters

Ladies and Gentlemen:

We are qualified lawyers of the People's Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion according to the laws and regulations of the PRC.

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We have acted as legal counsel as to PRC Laws to (a) Farmmi, Inc. (“FMI”), a Cayman Islands company limited by shares; (b) Farmmi International Limited (“Farmmi International”), a wholly owned subsidiary of FMI established under the laws of Hong Kong; (c) Farmmi (Hangzhou) Enterprise Management Co., Ltd. (“Farmmi Enterprise”, 农米 (杭州) 企业管理有限公司in Chinese), a wholly owned subsidiary of Farmmi International established under the laws of the PRC; (d) Lishui Farmmi Technology Co., Ltd. (“Farmmi Technology”, 丽水农米科技有限公司in Chinese), a wholly owned subsidiary of Farmmi International established under the laws of the PRC; (e) Hangzhou Suyuan Agriculture Technology Co., Ltd. (“Suyuan Agriculture”, 杭州素源农业科技有限公司 in Chinese), a PRC company 50% of which is owned by Farmmi Enterprise and 50% of which is owned by Farmmi Technology; (f) Khorgos Farmmi Enterprise Service Co., Ltd. (“Khorgos Farmmi”, 霍尔果斯农米企业服务有限公司in Chinese), a wholly owned subsidiary of Suyuan Agriculture; (g) Hangzhou Nongyuan Network Technology Co., Ltd. (“Nongyuan Network”, 杭州农源网络科技有限公司in Chinese), a PRC company wholly owned by Mr. Zhengyu Wang, a PRC citizen, and wholly controlled by Suyuan Agriculture through VIE; (h) Zhejiang FLS Mushroom Co., Ltd.(“FLS Mushroom”, 浙江富来森食用菌有限公司in Chinese), a PRC company wholly owned subsidiary of Suyuan Agriculture; and (i) Zhejiang Forest Food Co., Ltd. (“Forest Food”, 浙江富来森食品有限公司in Chinese), a PRC company which is a 96.1528%-owned subsidiary of Suyuan Agriculture, the remaining 3.8472% of Forest Food being held by Hangzhou Dawo Software Ltd. Co., a PRC company, in connection with its registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) relating to the proposed initial public offering (the “Offering”) of 1,400,000 ordinary shares, and up to 210,000 ordinary shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company, along with any shares under Rule 462 promulgated under the United States Securities Act of 1933, par value US$0.001 per ordinary share (the “Shares”), and the proposed listing (the “Listing”) of the Shares on the NASDAQ Capital Market . Farmmi Enterprise, Farmmi Technology, Suyuan Agriculture, Khorgos Farmmi, Nongyuan Network, FLS Mushroom and Forest Food are collectively referred to herein as the “PRC Companies”.

In giving the following opinion, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, certificates issued by governmental authorities of the PRC, and other instruments that we have deemed relevant or necessary as the basis for the opinions hereinafter expressed.

In such examination, we have assumed: (a) the genuineness of all signatures on original or certified copies and the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified or reproduced copies; (c) that none of the documents, as they were presented to us as of the date of this opinion, has been revoked, amended, varied or supplemented; (d) that all factual representations made in all documents are correct in all material respects; and (e) that (i) the rights and obligations of the parties to any document governed by any law other than PRC law are (or, when such document has been duly executed, will be) legal, valid, binding and enforceable in accordance with their terms under that governing law, (ii) neither execution nor performance nor observance of any document is contrary to any law other than PRC law, and (iii) nothing in any law other than PRC law affects this opinion.

For facts that are not directly within our knowledge, we have relied upon the special reports, explanations and other documents, and representations and warranties provided by relevant government agencies, accounting firms, asset appraisal offices and the management and/or other representatives or shareholders of the PRC Companies.

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In rendering the following opinion, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws and regulations of the PRC. To the extent that the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

(i)       Each of the PRC Companies has been duly incorporated in the PRC with limited liability and is validly existing under the laws of the PRC, with full legal person status under the laws of the PRC and its business license is in full force and effect; the articles of association of each of the PRC Companies, the business license and other constituent documents of each of the PRC Companies comply with the requirements of applicable PRC Laws, have been approved by the relevant PRC authorities and are in full force and effect.

(ii)       Each of the contractual arrangements as set forth under the heading “Corporate History and Structure — Contractual Arrangements”, among Suyuan Agriculture, Nongyuan Network and its shareholder, both currently and immediately after giving effect to the Offering, is valid, binding and enforceable in accordance with applicable PRC Laws, and will not result in any violation of PRC Laws currently in effect. Each party to each of the contractual arrangements including the PRC companies and their shareholders, has the legal right and full power and authorities to enter into and perform its obligations under which it is a party. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from our opinion stated above. Therefore, if the PRC government authority finds that the corporate structure, the contractual arrangements or the reorganization to establish the current corporate structure do not comply with any applicable PRC laws, rules or regulations, the contractual arrangements will become invalid or unenforceable, and Nongyuan Network could be subject to severe penalties including being prohibited from continuing operations.

(iii)       To the knowledge of such counsel after due inquiry, the PRC Companies are not in violation of any provision of their respective organizational documents. None of the PRC Companies has taken any action nor has had any steps taken, nor has legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of the PRC Companies, nor has there been any suspension, withdrawal, revocation or cancellation of any of their respective business licenses.

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(iv)       The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), the CSRC’s approval is not required for the Offering and the Listing, given that a) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offering is subject to this regulation; b) FMI has established its PRC subsidiaries, Farmmi Enterprise and Farmmi Technology, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and c) no explicit provision in the M&A Rules clearly classifies the acquisition of Suyuan Agriculture by Farmmi Enterprise and Farmmi Technology as a type of transactions falling under the M&A Rules . However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules effective after the date hereof.

(v)       There is uncertainty as to whether the courts of the PRC would  recognize or enforce judgments of United States courts or Cayman courts obtained against FMI or its directors or officers predicated upon the civil liability provisions of the United States federal and state securities laws. China has not signed any treaties or recognized other form of reciprocity with the United States or the Cayman Islands that would provide for the reciprocal recognition and enforcement of foreign judgments. According to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against FMI or its directors and officers if they decide that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest.

(vi)       All matters of PRC Laws relating to FMI, each of the PRC Companies and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Registration Statement are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

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This opinion is delivered solely for the purpose of and in connection with the Registration Statement filed with the U.S. Securities and Exchange Commission and may not be used for any other purpose without our prior written consent. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely,

/s/ DeHeng Law Offices
DeHeng Law Offices

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